Exhibit 99.1

  Brooke Corporation Explores Acquisition of Additional Shares in Topeka Based
                               Insurance Company



    OVERLAND PARK, Kan., July 12 /PRNewswire-FirstCall/ -- Robert D. Orr, CEO and Chairman of Brooke Corporation (Amex: BXX), announces that the board of directors' executive committee has authorized management to explore the possible acquisition of additional shares of First American Capital Corporation common stock. However, any such acquisition of shares may not be initiated until approved by Brooke Corporation's entire board of directors which has scheduled its next meeting for July 29, 2004. Mr. Orr also noted that certain regulatory approvals must also be secured prior to acquiring additional shares.

    Orr stated, "In a November 4th, 2003 press release, I noted that we purchased approximately 9% of First American Capital Corporation's common stock because we thought that the stock price would soon increase. However, during the last eight months, First American Capital Corporation's business results have been disappointing and there is no organized market to sell our stock. We have come to the conclusion that First American Capital does not have the ability or determination to successfully implement its business plans. If we purchase sufficient shares and get the required approvals to gain control of First American Capital, then we will consider whatever changes we believe are necessary to salvage as much business value as possible. Although it is too early to determine what form these changes might take, possibilities include the sale of First American Capital Corporation's life insurance subsidiary to a larger life insurance company that has the capital, management and other resources necessary to make it successful."


    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance, financial and related services through a network of more than 265 franchise locations and has originated nearly $135,000,000 in loans which have mostly been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.


    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



SOURCE  Brooke Corporation
    -0-                             07/12/2004
    /CONTACT: Anita Larson, General Counsel of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; First American Capital Corporation
ST:  Kansas
IN:  FIN INS
SU:  TNM